UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 10, 2010
(Date of earliest event reported)

VISTA GOLD CORP.

(Exact Name of Registrant as Specified in Charter)

Yukon Territory, Canada

(State or Other Jurisdiction of Incorporation)

1-9025 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

7961 SHAFFER PARKWAY, SUITE 5, LITTLETON, COLORADO 80127
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (720) 981-1185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operation and Financial Condition

On May 10, 2010, the Registrant announced an update on its principal project activities; the Corporation’s financial results for the quarter ended March 31, 2010, as filed on May 10, 2010 with the U.S. Securities and Exchange Commission and the relevant Canadian securities commissions in its Quarterly Report on Form 10-Q; and a conference call with management scheduled for Wednesday, May 12, 2010, at 2:00 P.M. (EDT).

Project Activity Update

Paredones Amarillos, Baja California Sur, Mexico

The Corporation is pleased to announce that Hector Araya has joined Vista as Vice President, and has been appointed General Manager and Legal Representative of Minera Paredones Amarillos, S.A. de C.V., the Corporation’s wholly-owned subsidiary that holds the Corporation’s Paredones Amarillos gold project located in Baja California Sur, Mexico.  Mr. Araya is an experienced mining executive and a mining engineer with post-graduate studies in Mineral Economics and in Environmental Engineering.  He has been responsible for the development, start-up and operation of a number of mining operations in Latin America including the Petorca and Fachinal mines in Chile; the Pimenton gold mine in Central Chile; the El Callao project in Bolivar state, Venezuela; and he has also worked in the corporate offices of Hochschild Mining P.L.C.  Mr. Araya will be based in La Paz, Baja California Sur, Mexico and will be responsible for advancing the permitting process at Paredones Amarillos, local, regional and national government relations, and overseeing the day to day development activities for the Paredones Amarillos gold project.

The Corporation is presently undertaking various communication programs and technical studies to support a new Change of Forest Land Use Permit (“CUSF”) application, which is required in order for the Corporation to commence construction at the Paredones Amarillos gold project.  The Corporation expects to present the new CUSF application in the third quarter of this year.

Mt. Todd, Northern Territory, Australia

The Corporation is working to complete the previously announced Preliminary Feasibility Study (“PFS”) for its Mt. Todd gold project in Northern Territory, Australia.  The completion of the PFS has been delayed as the Corporation undertakes various modifications to the Preliminary Economic Assessment’s (“PEA”) scope of work to account for certain economic and technical changes from the June 2009 PEA, including unfavorable moves in the Australian to US dollar exchange rates and the Corporation’s determination that it needs to modify the proposed tailings storage plan.

The delay has been further necessitated by a detailed review of historic information by the Corporation’s geologists, which has identified a smaller, potentially higher grade deposit (the Quigleys deposit), located just north of the Batman pit area with the potential to supplement and enhance the lower grade feed from the Batman pit during the early years of production. The Quigleys deposit has been extensively drilled previously and the Corporation has planned a small program of confirmatory drilling which is anticipated to begin shortly, in order to prepare a Canadian National Instrument 43-101 compliant estimate of the resources.

The first phase of the 2010 Mt. Todd gold project exploration program is nearing its conclusion.  Through May 1st, a total of 1505 meters of reverse circulation drilling and 4498 meters of core have been drilled in the Batman deposit to:

•	define the limits of mineralization;
•	evaluate resources in the parallel structures identified in the 2008 drilling program;
•	convert inferred resources to measured and indicated resources; and
•	provide core for continued metallurgical testing.

The next phase of the drilling will provide infill core drilling in the Quigleys deposit, and is expected to be completed by the end of June.  The third phase of the drilling program is planned to include 10,000 meters of reverse circulation drilling on four targets on Vista's exploration licenses.  Two of these targets have been identified in the last year as the result of an analysis of previously completed magnetic surveys followed by surface soil sampling programs completed during the 2009 exploration season.

Vista Gold First Quarter, 2010 Financial Results

Our consolidated net loss for the three-month period ended March 31, 2010, was US$1.7 million or US$0.04 per Common Share compared to a consolidated net loss of US$1.9 million or US$0.05 per Common Share for the same period in 2009.  The decrease in the consolidated net loss of US$0.2 million from the respective prior period is primarily due to a decrease in the write-down of marketable securities of US$0.1 million, an increase in the gain on disposal of marketable securities of US$0.2 million and an increase in the gain on currency translation of US$0.1 million; which has been offset by an increase in the future income tax loss of US$0.2 million.

Net cash used in operating activities was US$1.6 million for the three-month period ended March 31, 2010, compared to US$1.2 million for the same period in 2009.  The increase of US$0.4 million is the result of an increase in cash used for accounts payable, accrued liabilities and other of US$0.16 million, and an increase in cash used for other current assets of US$0.30 million.

Net cash used in investing activities increased to US$1.6 million for the three-month period ended March 31, 2010, from US$1.1 million for the same period in 2009.  The increase of US$0.5 million is mostly due to an increase in the additions to mineral properties of US$1.1 million, which is offset by an increase in proceeds from the sale of marketable securities of US$0.2 million and an increase in proceeds from short-term investments of US$0.2 million.  The increase of US$1.1 million is mostly the result of an undertaking of a drilling program at the Mt. Todd gold project during the three-month period ended March 31, 2010.  There were no similar drilling programs during the 2009 period.

There was no cash provided by or used in financing activities for both the three-month periods ended March 31, 2010 and 2009.

At March 31, 2010, Vista’s total assets were US$92.1 million compared to US$92.6 million at December 31, 2009, representing a decrease of US$0.5 million.  At March 31, 2010, the Corporation had negative working capital of US$0.2 million as compared with positive working capital of US$29.4 million at December 31, 2009, representing a decrease of US$29.4 million.  This decrease relates primarily to a reclassification of the senior secured convertible notes (the “Notes”) to a short-term debt obligation as of March 31, 2010 as compared to a long-term debt obligation as of December 31, 2009 of US$25.7 million.  The Notes come due on March 4, 2011.  Also contributing to the decrease is a decrease in cash balances from December 31, 2009 as well as a decrease in our marketable securities from December 31, 2009.

The principal component of working capital at both March 31, 2010 and December 31, 2009, is cash and cash equivalents of US$25.2 million and US$28.4 million, respectively.  Other components include marketable securities (March 31, 2010 - US$1.0 million; December 31, 2009 - US$1.2 million) and other liquid assets (March 31, 2010 - US$0.8 million; December 31, 2009 - US$0.8 million).

As a result of the delay in the issuance of the CUSF at the Paredones Amarillos gold project and the current uncertainty in the financial markets, management has adopted a revised plan and budget for the year 2010. The plan continues those programs necessary to expedite the development of the Paredones Amarillos gold project, while minimizing expenditures in other areas. The budget estimates that in the event that financing for the Paredones Amarillos gold project is not available on acceptable terms in 2010, the Corporation has sufficient working capital to fund its planned operations at least through the end of 2010, without additional financing. Vista will continue to examine potential funding alternatives for the Paredones Amarillos gold project, which may include project financing, debt financing or equity financing.

On March 4, 2011, the US$28.7 million principal balance of the Notes will come due.  Presently, Vista does not have sufficient capital to meet this obligation and is considering various alternative approaches. These may include equity or debt financing, re-negotiation of the terms of the Notes or, if the CUSF is received shortly, raising the required funds as part of the project financing for the Paredones Amarillos gold projectdevelopment. The proceeds received upon issuance of the Notes, which are secured by the assets and mining concessions of the Paredones Amarillos gold project, were used to fund the purchase of mill process equipment (approximately US$17.0 million) and the remainder was used to fund ongoing operations at and the development of the Paredones Amarillos gold project. While the Corporation has been successful in the past in raising funds through equity and debt financings, and there is increased investor interest in the gold market because of higher sustained gold prices, no assurances can be given that the Corporation will be successful in raising such funds in the future.

Selected financial results are tabulated below:

Selected Financial Data	Three Months Ended March 31,
	2010	2009
U.S. $000’s, except loss per share
Results of operations
Net loss	$(1,699)	$(1,880)
Basic and diluted loss per share	(0.04)	(0.05)

Net cash used in operating activities	(1,612)	(1,182)
Net cash used in investing activities	(1,644)	(1,102)
Net cash provided by financing activities	-	-

Financial position	March 31,	December 31,
	2010	2009

Current assets	$26,890	$30,317
Total assets	92,087	92,573
Current liabilities	27,123	926
Total liabilities	27,351	26,093
Shareholders’ equity	64,736	66,480

Working capital	(233)	29,391

The Annual General and Special Meeting of Vista’s shareholders was held on May 3, 2010.  Re-elected to the Board of Directors for a one-year term were John M. Clark, W. Durand Eppler, C. Thomas Ogryzlo, Tracy A. Stevenson, Michael B. Richings, and Frederick H. Earnest.  PricewaterhouseCoopers LLP was re-appointed as Vista’s independent auditors.  In addition, shareholders approved the amendments to Vista’s stock option plan and approved the long term equity incentive plan described in the information circular for the meeting. Further information regarding these matters may be found in the information circular for the meeting.

Management Discussion & Analysis and Conference Call

To review Vista’s Form 10-Q for the quarter ending March 31, 2010, including our Management Discussion & Analysis, visit either www.sedar.com, www.sec.gov or www.vistagold.com. A conference call with management to review our first quarter-end financial results for 2010 and corporate and project activities is scheduled for Wednesday, May 12, 2010 at 2:00 P.M. (EDT).

Toll-free in North America:  1-866-443-4188
International:  1-416-849-6196

This call will also be web-cast and can be accessed at the following web location:

http://www.snwebcastcenter.com/event/?event_id=919

This call will be archived and available at www.vistagold.com after May 12, 2010.  Audio replay will be available for three weeks by calling in North America:  1-866-245-6755, passcode 178828.

If you are unable to access the audio or phone-in on the day of the conference call, please feel free to email questions, prior to the conference call, addressed to Connie Martinez, Manager - Investor Relations (email: connie@vistagold.com) and we will try to address these questions prior to or during the conference call.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 2.02 shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 7.01  Regulation FD

On May 10, 2010, the Registrant issued a press release providing an update on its principal project activities; the Corporation’s financial results for the quarter ended March 31, 2010, as filed on May 10, 2010 with the U.S. Securities and Exchange Commission and the relevant Canadian securities commissions in its Quarterly Report on Form 10-Q; and a conference call with management scheduled for Wednesday, May 12, 2010, at 2:00 P.M. (EDT).   A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.  The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01  Exhibits

99.1           Press Release dated May 10, 2010*

*The Exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VISTA GOLD CORP. (Registrant)

Dated: May 12, 2010	By: /s/Gregory G. Marlier Gregory G. Marlier Chief Financial Officer